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                                                                     EXHIBIT 4.2
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                               CONVERTIBLE NOTE
                               ----------------

THIS NOTE WAS ORIGINALLY ISSUED ON SEPTEMBER 14, 1998. THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE TRANSFER OF THIS
NOTE IS SUBJECT TO CERTAIN RESTRICTIONS SET FORTH IN THE ASSET PURCHASE AGREEMENT DATED AS OF AUGUST 5, 1998 AND AS AMENDED ON SEPTEMBER 14, 1998 TO WHICH THE ORIGINAL HOLDER OF THIS NOTE IS A PARTY. THE ISSUER OF THIS NOTE WILL FURNISH A COPY OF THESE PROVISIONS TO THE HOLDER HEREOF WITHOUT CHARGE UPON WRITTEN REQUEST.

                             GENESIS DIRECT, INC.
                          Convertible Promissory Note

                                                              New York, New York
                                                              September 14, 1998

     Genesis Direct, Inc., a Delaware corporation (the "Company"), for value received, promises to pay, subject to the terms and conditions of this Note, to the order of Carol Wright Gifts, Inc., a Delaware corporation (the "holder"), the principal sum of TWELVE MILLION, SEVEN HUNDRED FIFTY THOUSAND AND NO/100ths DOLLARS ($12,750,000.00) with interest on the outstanding unpaid principal amount hereof to accrue from the date hereof to the date which is the earlier of
(i) the Conversion Date (as defined below) and (ii) March 14, 2001, at the annual rate equal to one-half of a percentage point (1/2%) above the interest rate or rates, as the case may be, publicly announced by Citibank, N.A., New York, New York, as its prime rate then in effect. Interest shall be payable in cash on and not later than the earliest of (i) thirty (30) days following the date this Note is converted into stock pursuant to Section 3 hereof, (ii) 30 days following the Conversion Date and (iii) March 14, 2001. All interest payment calculations required hereunder shall be computed on the basis of the actual number of days elapsed over a year comprised of 365 days.

     This Note is issued by the Company pursuant to the Asset Purchase Agreement, dated as of August 5, 1998, among Genesis Direct Forty-Three, LLC ("Buyer"), the holder and Cox Target Media, Inc., as amended by Amendment No. 1, dated as of September 14, 1998 (as amended, the "Asset Purchase Agreement"), pursuant to which the Buyer is acquiring substantially all of the assets of the holder. All capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Asset Purchase Agreement.

1.  Reduction of Principal Amount.
---------------------------------

     1.1.  If the Closing Date Net Tangible Assets (as determined pursuant to
Section 2(f) of the Asset Purchase Agreement) is less than Seven Million and
Four

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Hundred Thousand Dollars ($7,400,000), then the principal amount of this Note shall be reduced by an amount (the "NTA Shortfall Amount") equal to one dollar for each one dollar that such Closing Date Net Tangible Assets are less than $7,400,000.

     1.2. In such case, the holder shall, no later than ten (10) Business Days after delivery of the Post-Closing Determination, deliver and surrender to the Company this Note, and the Company shall simultaneously reissue to the holder a new Note of like tenor with the principal amount thereof reduced as provided in
Section 1.1 hereof.

2.  Payments.
    --------

     2.1. Unless converted (as provided in Section 3 hereof), principal (as appropriately adjusted to reflect any reductions in the principal amount of this
Note) shall be due and payable, plus accrued interest thereon, on March 14, 2001.

     2.2. Payments of principal and accrued interest of this Note shall be made to the holder at 8605 Largo Lakes Drive, Largo, Florida 33773, or such other place or places within the United States as may be specified by the holder of this Note in a written notice to the Company at least 10 Business Days before a given payment date.

     2.3. Unless converted (as provided Section 3 hereof), payments of principal and accrued interest of this Note shall be made in lawful money of the United States of America by wire transfer of immediately funds in the proper amount to such holder so as to be received by such holder on the due date of such payment.

     2.4. If any payment on this Note becomes due and payable on a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, the maturity thereof shall be extended to the next succeeding Business Day, and no interest on the principal amount shall be payable during such extension.

     2.5 In no event shall the amount of interest due or payable hereunder exceed the maximum rate of interest allowable by applicable law, and in the event any such payment is inadvertently paid by the Company or inadvertently received by the holder, then such excess shall be credited as a payment of principal. It is the express intent hereof that the Company not pay, and the holder not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be legally paid by the Company under applicable law.

     2.6 The Company may not prepay any amount owing hereunder in whole or in part.

3.  Conversion Right.
    ----------------

     3.1. Subject to the provisions of this Section 3, the holder of this Note shall have the right (the "Conversion Right") at the holder's option at any time on or after the

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Conversion Date (as defined below) to convert the entire principal amount of this Note into such number of unregistered, fully paid and nonassessable shares of Common Stock of the Company ("Genesis Stock") as determined by dividing the principal amount of this Note (as determined by Section 3.2 below) by the Conversion Price (as defined below). If the holder elects to convert this Note into Genesis Stock, the holder shall notify the Company by written notice of such election no later than ten (10) Business Days prior to the date on which holder desires to convert this Note (the "Exercise Date").

     3.2. For purposes of the conversion calculation only, the principal amount of this Note shall be deemed to be: (x) TWELVE MILLION, SEVEN HUNDRED FIFTY THOUSAND AND NO/100ths DOLLARS ($12,750,000.00); minus (y) the NTA Shortfall
                                                 -----
Amount, if any; minus (z) the amount of any set-off, if any, pursuant to Section
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5 hereof.  The Conversion Price shall be $12.75 per share of Genesis Stock;
provided, however, that the Conversion Price shall be adjusted to give
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appropriate effect to the occurrence prior to the Conversion Date of any dividend paid by the Company in shares of Genesis Stock, stock split or combination of shares of Genesis Stock, reclassification of Genesis Stock or capital reorganization of the Company. The Conversion Date shall be the day immediately following the tenth consecutive trading day on which the closing price at which the Genesis Stock traded on Nasdaq on each such day as reported in the Wall Street Journal was equal to or exceeded the Conversion Price. The number of shares of Genesis Stock issuable upon conversion of this Note shall be determined by dividing the principal amount of this Note (as determined pursuant to the first sentence of this Section 3.2) by the Conversion Price, rounding any fractional result down to the nearest whole share. No fractional shares of Genesis Stock shall be issued upon conversion of this Note.

     3.3. On the Exercise Date, the holder shall surrender this Note at the office of the transfer agent for Genesis Stock, together with written notice that shall state such holder's name. The certificates for the shares of Genesis Stock shall be issued in the name of the holder (or its nominees) as of the Exercise Date, and shall be delivered no later than 10 Business Days following the date the Note is surrendered. Until delivery of shares of Genesis Stock to the holder, the holder shall not be entitled to sell, transfer, pledge, encumber or vote any such shares. The Company shall, on the date it delivers the Genesis Stock pursuant hereto, cause there to be delivered to the holder certificates representing the number of full shares of unregistered, fully paid and nonassessable shares of Genesis Stock into which this Note may be converted in accordance with the provisions hereof.

     3.4. In the event that, on the Conversion Date, the holder does not exercise its Conversion Right, no interest shall accrue or be payable in respect of the period following the Conversion Date and prior to the Exercise Date and only interest accrued prior to the Conversion Date shall be payable.

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4.  Cancellation of Note.
    --------------------

     Upon payment in full (and/or set-off (as provided in Section 5 hereof)) of all outstanding obligations under this Note or the receipt by the holder of the appropriate number of shares of Genesis Stock upon conversion of the Note into Genesis Stock pursuant to Section 3, the Company's obligations in respect of payment of this Note shall terminate and the holder shall surrender this Note to the Company.

5.  Set-off and Recoupment Rights.
    -----------------------------

     The Company, by its execution of this Note, and the holder by its acceptance of this Note, covenants and agrees that the Company shall, in the event a Buyer Indemnified Party suffers any Adverse Consequences required to be paid by the holder or Cox Target Media, Inc. pursuant to the Asset Purchase Agreement, set-off against its obligations under this Note (including without limitation, the issuance and delivery of Genesis Stock upon a conversion of this Note pursuant to Section 3 hereof), and recoup the amounts of any Adverse Consequences, as required pursuant to Section 5(g) of the Asset Purchase Agreement, provided however, that no such reduction shall be made prior to a "final determination" as defined below, and provided further that the Company shall be entitled to reduce the Note only in the event that the Company has not been fully indemnified for such Adverse Consequences within 30 days of such final determination. The Company will give to the holder of this Note written notice of such election, which includes the amount to be set-off, and the amount of obligations under this Note shall be reduced by the amount set forth in such notice as fully as if such amount had been paid (or such shares of Genesis Stock had been delivered) to the holder by the Company. For purposes of this Section 5, a determination shall be a "final determination" if made by a court of competent jurisdiction pursuant to Section 9(f) of the Asset Purchase Agreement and if any and all appeals therefrom shall have been resolved or if thirty (30) days shall have passed from the rendering of such determination (or of any determination on appeal therefrom) and no party shall have duly commenced an appeal therefrom.

6.  Events of Default.
    -----------------

     6.1. In the event that:

          (a) the Company defaults for more than ten (10) Business Days in making any payment of principal or interest required to be made on this Note which default is not cured within 10 Business Days from the receipt by Company of written notice by holder of such default; or

          (b) the Company:  (i) commences any case, proceeding or other action
              (x) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking

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              reorganization, arrangement, composition or other relief with respect to it or its debts or (y) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or shall make a general assignment for the benefit of its creditor; or (ii) is the debtor named in any other case, proceeding or other action of a nature referred to in clause (i) above which (x) results in the entry of an order for relief or any such adjudication or appointment or (y) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the facts set forth in clause (i) or (ii) above; or (iv) shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

then, and in any such event as set forth in Section 6.1(a) or Section 6.1(b) (an "Event of Default"), and at any time thereafter, if such Event of Default shall then be continuing, any holder of this Note may, by written notice to the Company, declare this Note due and payable, whereupon this Note shall be due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, and in such event the holder shall also have the right at the holder's option to immediately convert the entire principal amount of this Note on the date of holder's election to convert, without regard to other notice periods provided herein, together with any accrued but unpaid interest owing hereunder through but not after the date which is 90 days following the Event of Default, into such number of unregistered, fully-paid and non-assessable shares of Genesis Stock as determined by dividing the principal amount, together with interest owing hereunder through but not after the date which is 90 days following the Event of Default, of this Note by the Signing Stock Price; provided that the Company shall remain liable to pay the amount of interest accruing after the 90th day following such Event of Default.

7.  Investment Representation.
    -------------------------

     The holder of this Note hereby acknowledges that this Note and any shares of Genesis Stock to be issued upon conversion of this Note have not been and will not be registered (i) under the Securities Act of 1933, as amended (the "Act"), on the ground that the issuance of this Note is exempt from registration under Section 4(2) of the Act as not involving any public offering or (ii) under any applicable state securities law on the ground that the issuance of this Note does not involve any public offering; and that the Company's reliance on the
Section 4(2) exemption of the Act and on applicable state securities laws is predicated in part on the representations hereby made to the Company by the holder that it is acquiring the Note and the shares of Genesis Stock (if any) for investment for its own account, with no intention of dividing its participation with others or otherwise distributing the same, subject, nevertheless, to any requirements of law that the disposition of its property shall at all times be within its control.

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8.  Miscellaneous.
    -------------

     8.1. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and of a letter of indemnity reasonably satisfactory to the Company, and upon reimbursement to the Company of all reasonable expenses incident thereto, and upon surrender or cancellation of the Note, if mutilated, the Company will make and deliver a new Note of like tenor in lieu of such lost, stolen, destroyed or mutilated Note.

     8.2. In the event that one of the Events of Default specified in Section 6 hereof has occurred and is continuing, the holder of this Note shall be reimbursed by the Company for the payment of its reasonable attorneys' fees relating to the enforcement of any of the provisions of this Note.

     8.3. This Note and the rights and obligations of the Company and any holder hereunder shall be construed in accordance with and be governed by the laws of the State of Delaware and shall be subject to the arbitration provisions set forth in Section 9 of the Asset Purchase Agreement as if expressly included herein.

     8.4. The Company shall assign all of its rights and obligations under this Note to any party who is a successor by merger to the Company, and such assignment or merger shall not require any consent of any holder of this Note. This Note and the rights hereunder are transferable by the holder without the prior written consent of the Company to any party to whom holder transfers all of its shares of Genesis Stock.

     8.5 Time is of the essence of this Note. If any provisions of this Note or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Note and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

     8.6 Holder shall be under no duty to exercise any or all of the rights or remedies given by this Note and Company shall not be discharged from its obligations hereunder should holder agree to waive any right it may have hereunder or to suspend the right to enforce this Note at any time. No waiver by holder shall be deemed to extend to any prior or subsequent default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     8.7 Company shall notify holder of its Conversion Right to the extent available pursuant to the terms hereof on or about January 14, 2001 to the extent said Conversion Right has not been exercised prior to such date. Such notice shall be given in accordance with the notice provisions set forth in the Asset Purchase Agreement.

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     IN WITNESS WHEREOF, the Company has executed this Note as of the day and year first above written.

                                   GENESIS DIRECT, INC.

                                   By:__________________________________________
                                   Name:  Warren Struhl
                                   Title: President and Chief Executive Officer


Attest:


_________________________

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